UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

AMENDMENT NO. 4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Textmunication Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	7372	58-1588291
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1940 Contra Costa Blvd

Pleasant Hill, CA 94523

925-777-2111

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cane Clark Agency, LLC

3273 E. Warm Springs, Rd.

Las Vegas, NV

702-312-6255

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

As soon as practicable after the effective date of this Registration Statement.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

The Registrant hereby amends this Registration Statement (the “Registration Statement”) on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such 2date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

COPIES OF COMMUNICATIONS TO:

Scott Doney, Esq.

3273 E. Warm Springs, Rd.

Las Vegas, NV 89120

Ph: (702) 312-6255

EXPLANATORY NOTE

This Registration Statement on Form S-1 (the “Registration Statement”) is being filed to register the sale of up to 10,000,000 Units at a fixed price of $0.10 per share in a direct offering (the “Primary Offering”) and the sale by the selling security holders of up to 22,349,305 common shares (the “Secondary Offering”) at a fixed price of $0.10 per share until such time as our common stock is quoted on the OTC Bulletin Board or OTCQB.  See “Plan of Distribution” contained in the prospectus.

We will only receive proceeds under the Primary Offering and we will not receive any proceeds from the sale of shares in the Secondary Offering, unless warrant holders exercise warrants. See “Use of Proceeds,” “Plan of Distribution and Determination of Offering Price” and “Dilution” in contained in the prospectus.

This Registration Statement contains only one prospectus and such prospectus will be the sole prospectus for the Primary Offering and the Secondary Offering.

We are filing this Amendment No. 4 to the Registration Statement to add disclosure in “Recent Sales of Unregistered Securities” and file as exhibits two convertible promissory notes and accompanying warrants, dated May 29, 2014 and July 7, 2014.

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INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this Offering are as follows:

Expenses(1)	US($)
SEC Registration Fee	$871.48
Transfer Agent Fees	$1,000
Accounting Fees and Expenses	$15,000
Legal Fees and Expenses	$15,000
Miscellaneous	$5,000
Total	$36,871.48

Note:

(1)	All amounts are estimates, other than the SEC's registration fee.

We are paying all expenses of the Offering listed above.  No portion of these expenses will be paid by the selling security holders.  The selling security holders, however, will pay any other expenses incurred in selling their shares, including any brokerage commissions or costs of sale.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. Our articles of incorporation do not contain any limiting language regarding director immunity from liability. Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or;

4.	such indemnification is required to be made pursuant to the bylaws.

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Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we completed the following sales of unregistered securities (all amounts have been adjusted to reflect a 5 for 1 reverse split effective November 15, 2013):

In April of 2013, we issued 174,362 shares of common stock in conversion of 33,220 shares of preferred stock from existing shareholders. We relied upon the exemption from registration provided by section 4(a)(2) of the Securities Act. The transaction did not involve a public offering and the securities were acquired for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

On September 20, 2013, we issued 1,000,000 shares of common stock to our prior officer and director, Richard T. Brock, to retire $20,000 in debt. We relied upon the exemption from registration provided by section 4(a)(2) of the Securities Act. The transaction did not involve a public offering and the securities were acquired for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

In connection with the Share Exchange Agreement, dated November 16, 2013, we issued our officer and director, Wais Asefi, 65,640,207 shares of common stock in exchange for 100% of the issued and outstanding shares of Textmunication, Inc. We relied upon the exemption from registration provided by section 4(a)(2) of the Securities Act. The transaction did not involve a public offering and the securities were acquired for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

In connection with the Stock Exchange Agreement with Textmunication, Inc., we assumed a Senior Secured Convertible Promissory Note in the principal amount of $50,000.  The note is in favor of Realty Capital Management. The note accrues interest at 20% per annum and is payable monthly. The company agreed to issue 750,000 shares of common stock as an equity kicker under the note and a one-year warrant to purchase an additional 1,000,000 shares of common stock at an exercise price of $0.10 per share. Both the equity kicker and the shares underlying the warrant have piggyback registration rights. In order to induce the financing, the company’s officer and director, Wais Asefi, agreed to pledge 59,400,000 of his personal shares as collateral to secure payment under the note. We relied upon the exemption from registration provided by section 4(a)(2) of the Securities Act. The transaction did not involve a public offering and the securities were acquired for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

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In September of 2013, we issued convertible promissory notes to in the aggregate principal amount of $76,429.  The notes accrue interest at a rate of 12% per annum and mature on September 14, 2014.  The principal amount may at any time be converted into shares of the company’s commons stock at a conversion price of $0.00382 per share. The notes are held by Realty Capital Management, Saint Jude Capital Management Inc., Mokus Estates Ltd., and Augustus Management Ltd. We relied upon the exemption from registration provided by section 4(a)(2) of the Securities Act. The transaction did not involve a public offering and the securities were acquired for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

On November 17, 2013, we issued a convertible promissory note that has a principal balance of $10,000, incurs interest at 12% per annum, matures on May 17, 215, and is convertible into common shares at $0.10 per share. The note is in favor of Creative Capital Ventures. We issued a warrant to purchase 100,000 shares of common stock with an exercise price of $0.125 per share in conjunction with the convertible promissory note. We relied upon the exemption from registration provided by section 4(a)(2) of the Securities Act. The transaction did not involve a public offering and the securities were acquired for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

On January 20, 2014, the company issued a convertible promissory note that has a principal balance of $5,000, incurs interest at 6% per annum, matures on August 1, 2015, and is convertible into common shares at $0.10 per share.  The note is in favor of Anita Samim. We issued a warrant to purchase 50,000 shares of common stock with an exercise price of $0.125 per share in conjunction with the convertible promissory note. The warrant is exercisable at any time for one year following the execution of the agreement. We relied upon the exemption from registration provided by section 4(a)(2) of the Securities Act. The transaction did not involve a public offering and the securities were acquired for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

On February 13, 2014, we issued two convertible promissory notes that have a principal balance of $10,000, incur interest at 12% per annum, mature on February 13, 2015, and are convertible into common shares at $0.10 per share. The notes are in favor of Realty Capital Management and Saint Jude Capital Management Inc We issued a warrant to purchase 50,000 shares of common stock with an exercise price of $0.125 per share in conjunction with each convertible promissory note. We relied upon the exemption from registration provided by section 4(a)(2) of the Securities Act. The transaction did not involve a public offering and the securities were acquired for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

On March 10, 2014, we issued a convertible promissory note that has a principal balance of $10,000, incurs interest at 12% per annum, matures on December 10, 2015, and is convertible into common shares at $0.10 per share. The note is in favor of Cliff E. Burrage. We issued a warrant to purchase 100,000 shares of common stock with an exercise price of $0.125 per share in conjunction with the convertible promissory note. The warrant is exercisable at any time for one year following the execution of the agreement. We relied upon the exemption from registration provided by section 4(a)(2) of the Securities Act. The transaction did not involve a public offering and the securities were acquired for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

On April 17, 2014, we issued a convertible promissory note that has a principal balance of $10,000, incurs interest at 12% per annum, matures on October 17, 2015, and is convertible into common shares at $0.10 per share. The note is in favor of Lawrence R. Read. We issued a warrant to purchase 100,000 shares of common stock with an exercise price of $0.125 per share in conjunction with the convertible promissory note. The warrant is exercisable at any time for one year following the execution of the agreement. We relied upon the exemption from registration provided by section 4(a)(2) of the Securities Act. The transaction did not involve a public offering and the securities were acquired for investment purposes only and not with a view to or for sale in connection with any distribution thereof .

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On May 29, 2014, we issued a convertible promissory note that has a principal balance of $10,000, incurs interest at 12% per annum, matures on December 10, 2015, and is convertible into common shares at $0.10 per share. The note is in favor of Yama Asefi. Yama Asefi is the brother of Wais Asefi, our officer and director. We issued a warrant to purchase 100,000 shares of common stock with an exercise price of $0.125 per share in conjunction with the convertible promissory note. The warrant is exercisable at any time for one year following the execution of the agreement. We relied upon the exemption from registration provided by section 4(a)(2) of the Securities Act. The transaction did not involve a public offering and the securities were acquired for investment purposes only and not with a view to or for sale in connection with any distribution thereof .

On July 7, 2014, we issued a convertible promissory note that has a principal balance of $10,000, incurs interest at 12% per annum, matures on July 7, 2015, and is convertible into common shares at $0.10 per share. The note is in favor of Michael O’Conner. We issued a warrant to purchase 100,000 shares of common stock with an exercise price of $0.125 per share in conjunction with the convertible promissory note. The warrant is exercisable at any time for one year following the execution of the agreement. We relied upon the exemption from registration provided by section 4(a)(2) of the Securities Act. The transaction did not involve a public offering and the securities were acquired for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

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EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Description of Exhibit
2.1	Share Exchange Agreement*
2.2	Agreement and Plan of Merger*
3.1	Articles of Incorporation*
3.2	Certificate of Change*
3.3	Bylaws*
4.1	Form of Subscription Agreement*
4.2	Form of Warrant*
5.1	Opinion of Clark Corporate Law Group LLP with consent to use*
10.1	Standby Equity Distribution Agreement*
10.2	Senior Secured Convertible Promissory Note*
10.3	Pledge and Escrow Agreement*
10.4	Convertible Promissory Note*
10.5	Convertible Promissory Note*
10.6	Convertible Promissory Note*
10.7	Convertible Promissory Note*
10.8	Convertible Promissory Note*
10.9	Convertible Promissory Note*
10.10	Convertible Promissory Note*
10.11	Warrant – Realty Capital Management*
10.12	Warrant – Lawrence A. Read*
10.13	Warrant – Anita Samim*
10.14	Warrant – Cliff E. Burrage*
10.15	Termination of Standby Equity Distribution Agreement*
10.16	Executive Employment Agreement*
10.17	Convertible Promissory Note
10.18	Convertible Promissory Note
10.19	Warrant – Yama Asefi
10.20	Warrant – Michael O’Conner
23.1	Consent of LL Bradford & Company, LLC

*Previously filed.

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UNDERTAKINGS

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.; and

(c) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

4. That each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to the Offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Pleasant Hill, State of California, on October 7, 2014.

TEXTMUNICATION HOLDINGS, INC.

By:	/s/ Wais Asefi
WAIS ASEFI
President, CEO and Director
(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Wais Asefi	President, CEO and Director	October 7, 2014
WAIS ASEFI	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

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